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EXECUTION DRAFT November 26, 2002

                                                                    Exhibit 4.38



CONFIDENTIAL TREATMENT REQUESTED: THE PORTIONS OF THIS AGREEMENT MARKED BY X'S HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.


                       REFUNDABLE CROSS DEPOSIT AGREEMENT


This REFUNDABLE CROSS DEPOSIT AGREEMENT (the "Agreement") is made and entered into effective the 26 day of November 2002 (the "Effective Date") between

CHARTERED SEMICONDUCTOR MANUFACTURING LTD, with its principal place of business at 60 Woodlands Industrial Park D, Street 2, Singapore 738406, (hereinafter referred to as "Chartered").

And

INTERNATIONAL BUSINESS MACHINES CORPORATION ("IBM"), having an office for the conduct of business at 2070 Route 52, Hopewell Junction, NY 12533, U.S.A., (hereinafter referred to as "IBM").

Chartered and IBM shall hereinafter be jointly referred to as the "Parties" or individually as a "Party".


PREAMBLE

WHEREAS, each Party desires to deposit certain funds with the other Party in order to procure 200mm and/or 300mm wafer fabrication capacity from the other Party on the terms and conditions of this Agreement.

NOW THEREFORE, the Parties agree as follows:


1.   DEFINITIONS

     For the purpose of this Agreement, the words below in bold letters have the following meanings:

     "B323 FAB" means IBM's 300mm fab situated in IBM's Fishkill campus in the United States of America.

     "CHARTERED'S PREPAID CAPACITY PERIOD" means the period commencing from the date of payment of the first installment of Chartered's Prepaid Capacity Deposit, as defined herein, and ending on the third anniversary of such date.

     "FAB 6" means the 200mm fab owned by Chartered Silicon Partners Pte Ltd and situated in Chartered's Woodlands campus in Singapore.

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     "FAB 7" means Chartered's 300mm fab situated in Chartered's Woodlands campus in Singapore.

     "IBM'S PREPAID CAPACITY PERIOD" means the period commencing from the date of payment of the first installment of IBM's Prepaid Capacity Deposit, as defined herein, and ending on the later of, the third anniversary of such date or the third anniversary of the date of payment of IBM's Supplemental Prepaid Capacity Deposit, if any.

     "PRODUCT" means production units to be sold or purchased under a manufacturing agreement, to be negotiated by the Parties pursuant to
     Section 6 of this Agreement.

     "PURCHASE ORDER LEAD TIME" means the amount of time between the selling Party's receipt of the purchase order issued by the buying Party and the requested shipment date that is necessary to accommodate purchase order acceptance and manufacturing cycle time.

     "$" and "Dollars" means United States Dollars.


2.   CHARTERED'S DEPOSIT WITH IBM

2.1 In consideration of IBM agreeing to make available to Chartered 300mm wafer and 200mm wafer manufacturing capacity, through the forecasting procedures set forth in Section 4, from IBM's B323 Fab and 200mm wafer fab, respectively, in the quantities set forth in this Section 2.1 ("Chartered's Prepaid Capacity") with the Product pricing set forth in Exhibit A, Chartered will deposit with IBM the sum of xxxxx ("Chartered's Prepaid Capacity Deposit") in the payment amounts as specified herein. The first payment of xxxxx will be made on the date Chartered places its first purchase order for 300mm wafers (but shall be no later than xxxxx; the second payment of xxxxx will be made no later than xxxxx; the third payment of xxxxx will be made no later xxxxx. Such payment amounts shall be paid by telegraphic transfer to an account designated by IBM in writing. IBM agrees to make available to Chartered a maximum of xxxxx commencing from the date of the first payment of Chartered's Prepaid Capacity Deposit to IBM and IBM agrees to increase this to xxxxx after receipt of the second payment and to a maximum of xxxxx capacity upon the receipt of the third payment, lasting until the expiration of Chartered's Prepaid Capacity Period or earlier termination of the term of this Agreement. IBM agrees that if Chartered is willing to accelerate the timing of the payments of Chartered's Prepaid Capacity Deposit, IBM will proportionally adjust the amount of capacity, but in no event shall such prepaid capacity exceed xxxxx. In addition, IBM agrees to make available to Chartered limited 200mm prototype wafer capacity in the quantities and with the Product pricing set forth in Exhibit A. If, however, Chartered wants to order, at Chartered's option, such 200mm prototype wafers prior to the start of Chartered's Prepaid Capacity Period, Chartered may do so, and IBM shall sell such prototype wafers to Chartered on commercially reasonable terms and conditions. For clarity, with respect to such purchases, Chartered shall not be obligated to accelerate the payment of Chartered's

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     Prepaid Capacity Deposit set forth in this Section 2.1 and the terms of this Agreement shall not apply to such purchases of 200mm prototype wafers prior to the start of Chartered's Prepaid Capacity Period.

     (a) IBM agrees to use commercially reasonable efforts to assist Chartered in deferring or eliminating up to xxxxx of capital equipment expenditures to equipment suppliers that have orders for such equipment from Chartered by working with Chartered and various equipment suppliers to match equipment and delivery dates to IBM's specifications such that IBM may procure such equipment directly from such suppliers. It is Chartered's obligation to negotiate any waivers, deferral of invoicing, or any other such relief with respect to such capital equipment directly with such equipment suppliers.

     (b) In the event that the total amount of such capital equipment expenditures that is actually deferred or reduced is less than xxxxx, then Chartered may at its sole option, reduce the amount of Chartered's Prepaid Capacity Deposit by no more than the difference between the actual total deferral and reduction amount and xxxxx by reducing either the second or third installment payment set forth in
          Section 2.1, in which event the quantities of Chartered's Prepaid Capacity will be reduced on a proportional basis.

2.2 The price of wafers supplied by IBM to Chartered during Chartered's Prepaid Capacity Period shall be determined based on the formula and principles specified in Exhibit AI. The initial pricing is set forth in Exhibit AII. The forecasting procedure is as set forth in Section 4 below. All other terms and conditions for the sale of such wafers by IBM to Chartered shall be governed by the terms and conditions of the manufacturing agreement to be negotiated by the Parties as set forth in Section 6.

2.3 Chartered reserves the right to request collateral, to the satisfaction of Chartered (any amounts of IBM's Prepaid Capacity Deposit, if any, still remaining at the time Chartered makes such request can serve as a portion of such collateral), for Chartered's Prepaid Capacity Deposit in the event that prior to the time Chartered is obligated to make any installment payments of Chartered's Prepaid Capacity Deposit, IBM's Dun & Bradstreet Rating falls below a rating of Risk Index 3 ("RI3"). If IBM is unable or unwilling to provide collateral satisfactory to Chartered, then Chartered shall have the right to forgo making any or all payments set forth in
     Section 2.1 or if any such payments have been made, Chartered may request immediate repayment of all remaining amounts of the Chartered Prepaid Capacity Deposit.

2.4  Chartered's Prepaid Capacity Deposit is refundable in the following manner:

     (a) During Chartered's Prepaid Capacity Period or until Chartered's Prepaid Capacity Deposit is fully refunded, whichever is sooner, IBM will refund to Chartered the sum of xxxxx in respect of each 300mm wafer and xxxxx in respect of each 200mm wafer purchased by Chartered from IBM up to the amount of Chartered's Prepaid Capacity Deposit, such amount shall be credited on a per wafer basis for all wafers shipped by IBM to Chartered within each calendar quarter and the aggregate amount of such credits will be

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          credited against the future invoices following each such calendar quarter in which such credits were accrued or for the final quarter of such Period refunded within thirty (30) days after the end of the such final calendar quarter; and

     (b) in the event of expiration of Chartered's Prepaid Capacity Period or earlier termination of this Agreement (in accordance with Section 8 of the Agreement), IBM shall pay to Chartered such amount of Chartered's Prepaid Capacity Deposit that is remaining with IBM without interest thereon, within thirty (30) days after the date of such expiration or termination, as the case may be.


3.   IBM'S DEPOSIT WITH CHARTERED

3.1 In consideration of Chartered agreeing to make available, through the forecasting procedures set forth in Section 5, to IBM 300mm wafer and 200mm wafer manufacturing capacity from Fab 7 and Fab 6 respectively, in the quantities set forth in this Section 3.1 ("IBM's Prepaid Capacity") with the Product pricing set forth in Exhibit A, IBM (or IBM's Global Finance organization) will deposit with Chartered the sum of xxxxx ("IBM's Prepaid Capacity Deposit") in the payment amounts as specified herein. The first payment of xxxxx will be made upon the first order of 300mm wafers (but shall be no later than xxxxx; the second payment of xxxxx shall be made upon the first qualified production order, but shall be no later than xxxxx. The third payment of xxxxx shall be made no later than xxxxx. Such payment amounts shall be paid by telegraphic transfer to an account designated by Chartered in writing. Chartered agrees to make available to IBM a maximum of xxxxx commencing from the date of payment of IBM's Prepaid Capacity Deposit to Chartered, and Chartered agrees to increase the IBM's Prepaid Capacity to xxxxx upon receipt of the second payment, and to a maximum of xxxxx upon receipt of the third payment, until the expiration of IBM's Prepaid Capacity Period or earlier termination of the term of this Agreement. Chartered agrees that if IBM is willing to accelerate the timing of the payments of the Prepaid Capacity Deposit, Chartered will proportionally adjust the amount of capacity, but in no event shall such prepaid capacity exceed xxxxx. As part of IBM's Prepaid Capacity, Chartered agrees to make available to IBM if requested, 200mm wafer Products manufactured using Chartered's 0.13um process in Fab 6 with the Product pricing set forth in Exhibits AIII. The capacity of 200mm wafers made available to IBM as part of IBM's Prepaid Capacity shall be the equivalent of two (2) 200mm wafers for every one (1) 300mm wafer capacity. If, however, IBM wants to order, at IBM's option, 200mm wafer Products prior to the start of IBM's Prepaid Capacity Period, IBM may do so, and Chartered shall sell such wafer Products to IBM on commercially reasonable terms and conditions. For clarity, with respect to such purchases, IBM shall not be obligated to accelerate the payment of IBM's Prepaid Capacity Deposit set forth in this Section 3.1 and the terms of this Agreement shall not apply to such purchases of 200mm wafer Products prior to the start of IBM's Prepaid Capacity Period.

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     (a)  Payment of IBM's Prepaid Capacity Deposit is contingent upon Chartered having paid its Prepaid Capacity Deposit, and not having terminated this Agreement prior to the expiration of Chartered's Prepaid Capacity Period.

     (b) If Chartered's Prepaid Capacity Deposit is reduced pursuant to Section 2.1(b), then at IBM's sole option, the amount of IBM's Prepaid Capacity Deposit may be reduced from the sum of xxxxx to the reduced amount of Chartered's Prepaid Capacity Deposit, in which event the quantities of IBM's Prepaid Capacity will be reduced on a proportional basis. IBM's right to reduce the amount of IBM's Prepaid Capacity Deposit from the sum of xxxxx is only exercisable in the event that Chartered's Prepaid Capacity Deposit is reduced pursuant to Section 2.1(b).

3.2 The price of wafers supplied by Chartered to IBM during IBM's Prepaid Capacity Period, shall be based on the formula and principles specified in Exhibit AI. The forecasting procedure is as set forth in Section 5 below. All other terms and conditions for the sale of such wafers by Chartered to IBM shall be governed by the terms and conditions of the manufacturing agreement to be negotiated by the Parties pursuant to Section 6.

3.3 IBM reserves the right to request collateral, to the satisfaction of IBM (any amounts of Chartered's Prepaid Capacity Deposit still remaining at the time IBM makes such request can serve as a portion of such collateral), for IBM's Prepaid Capacity Deposit and Supplemental Prepaid Capacity Deposit in the event that prior to the time IBM is obligated to make any installment payments of either IBM's Prepaid Capacity Deposit or the Supplemental Prepaid Capacity Deposit, Chartered's Dun & Bradstreet risk rating falls below a rating of RI3. If Chartered is unable or unwilling to provide collateral satisfactory to IBM, then IBM shall have the right to forgo making any or all payments set forth in Section 3.1 or if any such payments have been made, IBM may request immediate repayment of all remaining amounts of the IBM Prepaid Capacity Deposit and Supplemental Prepaid Capacity Deposit, notwithstanding any provision to the contrary.

3.4  IBM's Prepaid Capacity Deposit is refundable in the following manner:

     (a) during IBM's Prepaid Capacity Period or until IBM's Prepaid Capacity Deposit is fully refunded, whichever is sooner, Chartered will refund to IBM the sum of xxxxx in respect of each 300mm wafer and xxxxx in respect of each 200mm wafer purchased by IBM from Chartered up to the amount of IBM's Prepaid Capacity Deposit, such amount shall be credited on a per wafer basis for all wafers shipped by Chartered to IBM within each calendar quarter and the aggregate amount of such credits will be credited against the future invoices following each such calendar quarter in which such credits were accrued or for the final quarter of such Period, refunded within thirty (30) days after the end of such final calendar quarter; and

     (b) in the event of expiration of IBM's Prepaid Capacity Period or earlier termination of the Agreement (in accordance with Section 8 of the

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          Agreement), Chartered shall pay to IBM such amount of IBM's Prepaid
          Capacity Deposit that is remaining with Chartered without interest thereon, within thirty (30) days after the date of such expiration or termination, as the case may be.

3.5 In addition to IBM's Prepaid Capacity in Section 3.1, IBM may, at IBM's option, make additional deposit(s) with Chartered in the amount of increments of xxxxx ("IBM's Supplemental Prepaid Capacity Deposit"). For each IBM's Supplemental Prepaid Capacity Deposit increment, Chartered agrees to make available to IBM wafer manufacturing capacity of xxxxx for a term of three (3) years from the date of each such Deposit. The pricing of such wafers on a cost plus basis, the take or pay mechanisms and the forecasting procedures will be on terms and conditions to be mutually agreed. However, if Chartered's pricing for IBM's Supplemental Prepaid Capacity is no more than xxxxx, then such increments of IBM's Supplemental Prepaid Capacity Deposit will be nonrefundable, subject to the terms and conditions to be negotiated.


4.   FORECASTS BY CHARTERED TO IBM

4.1 The forecasting procedures set forth in this Section 4 shall only apply if and when the Parties enter into the manufacturing agreement pursuant to the terms of Section 6.

4.2 Chartered shall provide IBM's customer account representative with a Product demand forecast each month during Chartered's Prepaid Capacity Period, that covers a minimum of twelve (12) rolling months, broken out by Product and month. IBM may accept or reject such forecasts. The first four
     (4) months of any accepted forecast shall be considered binding on IBM. Months five (5) through twelve (12) of each forecast shall constitute good faith estimates of Chartered's anticipated requirements for Products but shall not obligate IBM to supply Products nor obligate Chartered to purchase Products. For each forecast submission after the initial forecast, IBM may, but is not obligated to accept Month three (3) of the current forecast (prior months having been previously committed) if it exceeds Chartered's Prepaid Capacity, or exceeds Month four (4) of the prior forecast; however IBM may accept an amount greater than Chartered's Prepaid Capacity if IBM has available capacity to do so. IBM will review and accept or reject Chartered's proposed forecasts as soon as reasonably practicable. Exhibit B sets forth an example of the forecasting procedures.

4.3 Chartered agrees that, unless Chartered's performance is excused under the terms of this Agreement or IBM is in breach of this Agreement, Chartered will issue timely non-cancellable written purchase orders for all quantities of Products for months one (1) through three (3) in an accepted forecast, consistent with Purchase Order Lead Time. Also if Chartered's forecast for the fourth month is less than Chartered's Prepaid Capacity, IBM reserves the right to commit the forecast shortfall amount to other customers. If Chartered's requirements change for this fourth month of its most recent forecast, it may request up to its Chartered's Prepaid Capacity, but IBM is not bound to accept such request.

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4.4  The foregoing constitutes each Party's exclusive remedy and liability with respect to binding forecasts by Chartered to IBM.


5.   FORECASTS BY IBM TO CHARTERED

5.1 The forecasting procedures set forth in this Section 5 shall only apply if and when the Parties enter into the manufacturing agreement pursuant to the terms of Section 6.

5.2 IBM shall provide Chartered's customer account representative with a Product demand forecast each month during IBM's Prepaid Capacity Period, that covers a minimum of twelve (12) rolling months, broken out by Product and month. Chartered may accept or reject such forecasts. The first four
     (4) months of any accepted forecast shall be considered binding on Chartered. Months five (5) through twelve (12) of each forecast shall constitute good faith estimates of IBM's anticipated requirements for Products but shall not obligate Chartered to supply Products nor obligate IBM to purchase Products. For each forecast submission after the initial forecast, Chartered may, but is not obligated to accept Month three (3) of the current forecast (prior months having been previously committed) if it exceeds IBM's Prepaid Capacity, or exceeds Month four (4) of the prior forecast. However Chartered may accept an amount greater than IBM's Prepaid Capacity if Chartered has available capacity to do so. Chartered will review and accept or reject IBM's proposed forecasts as soon as reasonably practicable. Exhibit B sets forth an example of the forecasting procedures.

5.3 IBM agrees that, unless IBM's performance is excused under the terms of this Agreement or Chartered is in breach of this Agreement, IBM will issue timely non-cancellable written purchase orders for all quantities of Products for months one (1) through three (3) in an accepted forecast, consistent with Purchase Order Lead Time. Also if IBM's forecast for the fourth month is less than IBM's Prepaid Capacity, Chartered reserves the right to commit the forecast shortfall amount to other customers. If IBM's requirements change for this fourth month of its most recent forecast, it may request up to its IBM's Prepaid Capacity, but Chartered is not bound to accept such request.

5.4 The foregoing constitutes each Party's exclusive remedy and liability with respect to binding forecasts by IBM to Chartered.


6.   MANUFACTURING AGREEMENT

     The Parties agree to negotiate in good faith a manufacturing agreement for the sale of Products to each other (which shall include appropriate provisions to cover the sale and purchase of Products by each Party's subsidiaries and affiliates, as mutually agreed), with the goal of concluding such negotiation by January 31, 2003. Failure to conclude a manufacturing agreement shall not constitute a breach of this Agreement. Unless and until the Parties enter into a manufacturing agreement, neither Party is bound by the terms of this Agreement to buy or sell Products. In addition, if, after good faith negotiations, the Parties are not able to agree to the terms of a

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     manufacturing agreement by February 28, 2003 then this Agreement shall be null and void ab initio and have no effect.


7.   PROVISION OF PROCESS MODIFICATIONS AND IMPROVEMENTS

     Until earliest of the expiration or termination of this Agreement or expiration or termination of the manufacturing agreement for the sale of 300mm wafer 90nm bulk CMOS logic foundry Products and 300mm wafer 65nm bulk CMOS logic foundry Products to each other, the Parties will carry out the following information exchange. For a period of xxxxx, as such term is defined in the "SF Process Development and Cost Sharing Agreement" between IBM and Chartered, dated November 26, 2002 ("Process Development Agreement") xxxxx, IBM will provide to Chartered all modifications and improvements made by IBM to the baseline 300 mm wafer 90 nm bulk CMOS logic foundry process (excluding Derivative Processes as defined in the Process Development Agreement) and the baseline 300mm wafer 65nm bulk CMOS logic foundry process (excluding Derivative Processes as defined in the Process Development Agreement), as installed in its B323 Fab and utilized in such facility. For a period of xxxxx, Chartered will provide to IBM all modifications and improvements made by Chartered to the baseline 300 mm wafer 90 nm bulk CMOS logic foundry process (excluding Derivative Processes as defined in the Process Development Agreement) and the baseline 300mm wafer 65nm bulk CMOS logic foundry process (excluding Derivative Processes as defined in the Process Development Agreement) installed in its Fab 7 and utilized in such facility. The Parties will mutually agree on the frequency (which shall not be more frequent than once in each calendar quarter) and the method of communicating such modifications and improvements. Neither Party shall be obliged to implement any modifications or improvements provided by the other Party. The Parties agree that their respective rights and obligations as to such modifications and improvements shall be the same as they have for "Background Know-How" for the respective Process Development Projects for such processes under the Process Development Agreement.


8.   TERM AND TERMINATION

8.1 This Agreement shall commence on the Effective Date and shall expire upon the expiration of IBM's Prepaid Capacity Period, unless otherwise extended by mutual agreement or earlier terminated as follows:

     (a)  by agreement of the Parties; or

     (b) forthwith by any Party if the other commits a material breach and has not remedied the breach within sixty (60) days of a written request to do so; or

     (c) at the option of any Party, in any of the following events: (i) the inability of the other Party to pay its debts in the ordinary course of business; or (ii) the other Party ceasing or threatening to cease to carry on its business, otherwise than for the purpose of a reconstruction or amalgamation without insolvency; or (iii)

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          any encumbrancer taking possession of or a receiver, trustee or judicial manager being appointed over the whole or any substantial part of the undertaking, property or assets of the other Party; or
          (iv) the making of an order by a court of competent jurisdiction or the passing of a resolution for the winding-up of the other Party or any company controlling the other Party, otherwise than for the purpose of a reconstruction or amalgamation without insolvency; or (v) a third party acquiring 50% or more of the outstanding stocks or share capital or management control of the other Party, otherwise than for the purposes of insolvency.

     (d) at the option of Chartered, if IBM does not pay any of its installments of IBM's Prepaid Capacity Deposit to Chartered by the latest dates specified in Section 3.1.

     (e) at the option of Chartered in the event IBM is unable to achieve successful product qualification of 300mm wafers in B323 Fab, as determined by Chartered, within xxxxx from the date the first 300mm wafer is ordered.

     (f) at the option of IBM in the event Chartered is unable to achieve successful product qualification of 300mm wafers in Fab 7, as determined by IBM, within xxxxx from the date the first 300mm wafer is ordered.

     (g) at the option of IBM, if at the end of any consecutive xxxxx period during Chartered's Prepaid Capacity Period, the cumulative total volume of wafers actually purchased by Chartered compared with Chartered's fourth month forecast for such consecutive xxxxx period is less than xxxxx of the cumulative total volume of the fourth month forecast for such xxxxx period. By way of example, if the cumulative fourth month forecast for a given xxxxx period is X, and Chartered's actual cumulative volume of wafers purchased during such period is less than xxxxx of X, then IBM may terminate this Agreement. Exhibit B sets forth an example of this principle.

     (h) at the option of Chartered, if at the end of any consecutive xxxxx period during IBM's Prepaid Capacity Period, the cumulative total volume of wafers actually purchased by IBM compared with IBM's fourth month forecast for such consecutive xxxxx period is less than xxxxx of the cumulative total volume of the fourth month forecast for such xxxxx period. By way of example, if the cumulative fourth month forecast for a given xxxxx period is X, and IBM's actual cumulative volume of wafers purchased during such period is less than xxxxx of X, then Chartered may terminate this Agreement. Exhibit B sets forth an example of this principle.

     (i) at the option of IBM, if Chartered does not pay any of its installments of Chartered's Prepaid Capacity Deposit to IBM by the dates specified in Section 2.1.

     (j) by a Party if the other Party's actual good faith forecasted volumes for a period of xxxxx are xxxxx.

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8.2  The termination of this Agreement shall take effect immediately upon the issue of a written notice by either Party with the right to do so. Termination shall be without prejudice to the obligations or rights of either Party, which have accrued prior to such termination and shall not affect any provision, including but not limited to Sections 2.4 (b) and 3.4
     (b), which is expressly or by implication provided to come into effect on or to continue in effect after such termination.

8.3 In the event that either Party reasonably determines that this Agreement is no longer meeting its strategic or business objectives, such Party may, at any time after xxxxx, present such problem through the escalation process set forth in Section 12.8 and if the senior executives named in Section
     12.8 are unable to resolve such Party's concern, the senior executives agree to negotiate a mutually agreeable reasonable wind down plan to terminate the cross deposit relationship set forth in this Agreement.


9.   FORCE MAJEURE

     The Parties agree that neither Party shall be liable to the other on account of any loss or damage resulting from any delay or failure to perform all or any part of this Agreement if such delay or failure is caused, in whole or in part, by events, occurrences, or causes beyond the control and without negligence of the Parties. Such events, occurrences, or causes will include, without limitation, acts of God, strikes, lockouts, riots, acts of war, earthquakes, fire and explosions, but the inability to meet financial obligations is expressly excluded. If the said event, occurrence, or cause lasts more than one hundred eighty (180) days, then either Party may elect to terminate this Agreement by not less than fourteen (14) days written notice to the other Party and the provisions herein governing termination shall apply.


10.  LIMITATION OF LIABILITY

     In no event shall either Party be liable to the other Party for indirect, special, reliance, punitive, incidental, lost profits, lost savings or any other such damages, including consequential loss or damage of any kind arising out of or under this Agreement, whether in an action for or arising out of alleged breach of warranty, alleged breach of Agreement, delay, negligence, strict liability, failure of a remedy to accomplish its purpose or otherwise, even if such Party has been advised of the possibility of such damages.


11.  NOTICES

     All notices, demands or other communications required or permitted to be given or made in connection with this Agreement shall be in writing and shall be sufficiently given or made (a) if delivered by hand or commercial courier or (b) sent by pre-paid registered post or (c) sent by legible facsimile transmission (provided that the receipt of such facsimile transmission is confirmed and a copy thereof is sent immediately thereafter by pre-paid registered post or commercial courier) addressed to the intended recipient at its

                                 Page 10 of 19
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EXECUTION DRAFT November 26, 2002


     address or facsimile number set out below. A Party may from time to time notify the others of its change of address or facsimile number in accordance with this Section 11.

         CHARTERED                                               IBM
         ---------                                               ---
         60 Woodlands Industrial Park D                          2070 Route 52
         Street 2
         Singapore 738406                                        Hopewell Junction, NY 12533
         Facsimile No.: (65) 6360 4970                           Facsimile No.: (845) 892-5541
         Attention: The Legal Department                         Attention: John Acocella
                                                                 With a copy to:
                                                                 2070 Route 52
                                                                 Hopewell Juncation, NY 12533
                                                                 Facsimile No.: (845) 892-5358
                                                                 Attention: Associate General Counsel


12.  GENERAL PROVISIONS

12.1 If any provision or part of this Agreement is rendered void, illegal or unenforceable in any respect under any enactment or rule of law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby so long as the amended Agreement still expresses the intent of the Parties. If the intent of the Parties cannot be preserved, the Agreement shall be renegotiated with the Parties substituting for any invalid or unenforceable provision a valid or enforceable provision that achieves to the greatest extent possible the same effect as would have been achieved by the invalid or unenforceable provision.

12.2 This Agreement and the Exhibit(s) constitute the complete and exclusive agreement between the Parties superseding all contemporaneous or prior agreements and other communications between them, written or oral, relating to the subject matter of this Agreement, notwithstanding anything contained in any document issued by either Party. This Agreement may not be amended or modified except by a written amendment signed by duly authorized signatories of both Parties.

12.3 Unless otherwise agreed in writing between the Parties, this Agreement and the performance of this Agreement may not be transferred or assigned by either Party to any third party.

12.4 No remedy conferred under any provision of this Agreement is intended to be exclusive of any other remedy which is otherwise available at law, in equity, by statute or otherwise and each and every other remedy shall be cumulative and in addition to every other remedy given hereunder, now or hereafter existing at law, in equity, by statute or otherwise. The election of any one or more of such remedies by either Party shall not constitute a waiver by such Party of the right to pursue any other available remedy.

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12.5 The terms and conditions of this Agreement are intended solely for the benefit of each Party and their permitted successors and/or assigns, and it is not the intention of the Parties to confer third party beneficiary rights upon any other person or entity.

12.6 Neither Party shall disclose the terms or conditions of this Agreement without the other Party's prior written approval. Press releases and other like publicity or advertising relating to this Agreement and/or which mentions the other Party by name shall be agreed upon by the Parties in writing prior to any release, such agreement not to be unreasonably withheld.

12.7 This Agreement may be executed in counterparts, each of which shall be deemed an original, but each of which together shall constitute one and the same agreement. Any signed copy of this Agreement made by reliable means (e.g., photocopy or facsimile) is considered an original.

12.8 In the event of any dispute under this Agreement, and as a condition precedent to either Party filing suit, instituting a proceeding or seeking other judicial or governmental resolution in connection therewith, the Parties will attempt to resolve such dispute by negotiation in accordance with the following dispute resolution process.

     (a) Such negotiations shall first involve the senior executives identified below for each Party, which senior executives (or their designees) shall discuss and meet in person with their counterpart of the other Party, if necessary, in order to attempt to negotiate a resolution to the dispute.

          For Chartered: Bruno Guilmart
                         Senior Vice President, WW Sales & Marketing

          For IBM: John Acocella
                   Vice President, Manufacturing and Operations,
                   Microelectronics Division

     (b) If such negotiations in (a) above do not result within thirty (30) calendar days of their receipt of a written referral to them in a resolution of the dispute, the dispute will be referred in writing to the senior executives identified below for each Party, which senior executives (or their designees) shall discuss and meet in person with their counterpart of the other Party, if necessary, in order to attempt to negotiate a resolution to the dispute.

          For Chartered: Chia Song Hwee
                         President & CEO

          For IBM: Dr John Kelly III,
                   Senior Vice President and Group Executive
                   Technology Group

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     (c)  Except as set forth above, no Party shall file suit, institute a proceeding or seek other judicial or governmental resolution of the dispute until at least sixty (60) calendar days after the first meeting between the senior executives identified in (b) above.

12.9 Neither Party shall have the right to set-off from any portion of the Prepaid Capacity Deposit of the other Party any amounts due and/or claimed under any other agreement or dispute between the Parties except to the extent allowed by applicable law for final judgments entered by a court of competent jurisdiction, or unless mutually agreed by the Parties.


13.  GOVERNING LAW AND DISPUTE RESOLUTION

     This Agreement shall be construed, and the legal relations created herein between the Parties shall be determined exclusively, in accordance with the laws of the United States of America and, specifically, the State of New York, without regard to conflicts of law, as if said Agreement were executed in, and fully performed within, the State of New York. Any proceeding to enforce, or to resolve disputes relating to, this Agreement shall be brought exclusively before a court of competent jurisdiction in the State of New York, including a Federal District Court, sitting within such State or in the Republic of Singapore or before the United States International Trade Commission. The Parties hereby irrevocably consent to jurisdiction in such court, and hereby expressly waive any right to a jury trial and agree that any proceeding hereunder shall be tried by a judge without a jury. In any proceedings neither Party shall assert that such court lacks jurisdiction over it or the subject matter of the proceeding.

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IN WITNESS WHEREOF the Parties have hereunto entered into this Agreement as at the date first above written.




/s/ Chia Song Hwee
----------------------------------
Name:  Chia Song Hwee
Title: President and Chief Executive Officer
       for and on behalf of
       CHARTERED SEMICONDUCTOR MANUFACTURING LTD




/s/ John Acocella
----------------------------------
Name:  John Acocella
Title: Vice President, Manufacturing and Operations,
       Microelectronics Division
       for and on behalf of
       INTERNATIONAL BUSINESS MACHINES CORPORATION

                                 Page 14 of 19
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EXECUTION DRAFT November 26, 2002


                                    EXHIBIT A


I. PRINCIPLES USED IN DETERMINING PRICE OF WAFERS SOLD BY ONE PARTY ("THE SELLING PARTY") TO THE OTHER PARTY ("THE BUYING PARTY")

Prior to the start of each calendar year xxxxx, the Parties will agree on the price of 300mm wafers to be purchased by the buying Party in the subsequent year xxxxx.

xxxxx:

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     xxxxx

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II.  INITIAL PRICING

     The pricing table below sets out the Parties' initial estimated pricing for wafers to be purchased by Chartered during 2003. xxxxx.

     xxxxx

     The pricing for and volumes of partially processed 300mm wafers to be supplied by IBM to Chartered for purposes of starting up Chartered's Fab 7 (referenced in Exhibit H5 of the Process Development Agreement) shall be mutually agreed as part of the Parties' negotiations on the manufacturing agreement referred to in Section 6.


III. ADDITIONAL CAPACITY

     Chartered agrees to make available to IBM if requested, 200mm wafer Product manufactured using Chartered's 0.13um process in Fab 6. Prices for such 200mm wafer 0.13um product shall be xxxxx. Chartered also agrees to make available to IBM 300mm 130nm product using the IBM process at prices xxxxx.

     Prices for actual products shall be derived xxxxx.

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     xxxxx

                                 Page 18 of 19
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                                    EXHIBIT B

                  EXAMPLE OF FORECASTED DEMAND IN WAFERS/MONTH

                                      XXXXX


                                 Page 19 of 19